Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NATCO Group Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-138847, 333-71480, 333-111298, 333-117164, and 333-32020) on Form S-8 of NATCO Group Inc., of our reports dated February 26, 2009, with respect to the consolidated balance sheets of NATCO Group Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of NATCO Group Inc.

Our report dated February 26, 2009 with respect to the consolidated financial statements refers to changes in accounting for planned major maintenance activities and income tax uncertainties in 2007.

KPMG LLP

Houston, Texas

February 26, 2009